                            Explanation of Responses

1. Cypress Investments, LLC, a Delaware limited liability company ("Cypress"), directly holds 10,017,213 shares of Class A common stock, par value $0.001 per share ("Class A Common Stock"), of Earthstone Energy, Inc., a Delaware
corporation ("Earthstone"). Cypress acquired (a) 4,611,808 of such shares of
Class A Common Stock at a price of $11.10 per share from EnCap Energy Capital
Fund VII, L.P., a Texas limited partnership ("EnCap Fund VII"), on April 14,
2022 (the "Closing Date") upon the consummation of the transactions contemplated by the Securities Purchase Agreement, dated as of January 30, 2022, by and between Cypress and EnCap Fund VII and (b) 5,405,405 of such shares of Class A
Common Stock upon the automatic conversion of 60,000 shares of Series A
Convertible Preferred Stock, par value $0.001 per share ("Series A Preferred
Stock"), of Earthstone, which shares of Series A Preferred Stock were acquired by Cypress at a price of $1,000 per share on the Closing Date upon the consummation of the transactions contemplated by the Securities Purchase
Agreement, dated as of January 30, 2022, by and among Earthstone, Cypress and
EnCap Energy Capital Fund XI, L.P. ("EnCap Fund XI") (the "PIPE SPA"). At the
closing of the transactions contemplated by the PIPE SPA, Earthstone issued to
Cypress and EnCap Fund XI an aggregate of 280,000 shares of Series A Preferred
Stock. On July 6, 2022 (the 21st calendar day after Earthstone mailed a definitive information statement to holders of its Class A Common Stock and
Class B common stock, par value $0.001 per share ("Class B Common Stock" and, together with the Class A Common Stock, "Common Stock"), notifying them that holders of a majority of the outstanding Common Stock had consented to the conversion feature of the Series A Preferred Stock and the issuance of Class A
Common Stock upon conversion of the Series A Preferred Stock), each share of
Series A Preferred Stock automatically converted into shares of Class A Common
Stock. Each share of Series A Preferred Stock converted into a number of shares of Class A Common Stock determined by dividing the liquidation preference of the
Series A Preferred Stock, which is equal to the purchase price per share of
Series A Preferred Stock plus the amount of any accrued and unpaid dividends through the date of conversion, by the conversion price. Because the Series A
Preferred Stock converted into Class A Common Stock prior to October 1, 2022, no dividends were paid or accrued on the Series A Preferred Stock. Accordingly, (i)
each share of Series A Preferred Stock automatically converted into
90.0900900900901 shares of Class A Common Stock at the initial conversion price of $11.10 per share of Class A Common Stock and (ii) the Series A Preferred
Stock held by Cypress automatically converted into an aggregate of 5,405,405 shares of Class A Common Stock (and the Series A Preferred Stock held by Cypress and EnCap Fund XI automatically converted, in the aggregate, into 25,225,225 shares of Class A Common Stock). As of January 30, 2022, Earthstone had received written consent for the conversion feature of the Series A Preferred Stock and the issuance of the Class A Common Stock issuable upon conversion of the Series
A Preferred Stock from stockholders representing more than 50% of Earthstone's outstanding Common Stock.

2. Post Oak Energy Capital, LP, a Delaware limited partnership ("Post Oak"), is the sole managing member of Cypress, and Post Oak Energy Holdings, LLC ("POEH")
is the sole general partner of Post Oak. Therefore, each of Post Oak and POEH may be deemed to beneficially own all of the reported Class A Common Stock that is deemed to be beneficially owned by Cypress. Each of Post Oak and POEH disclaims beneficial ownership of the reported securities except to the extent of its pecuniary interest therein, and this report shall not be deemed an admission that such reporting person is a beneficial owner of the reported securities for purposes of Section 16 of the Securities Exchange Act of 1934, as
amended (the "Exchange Act"), or for any other purpose.

3. Frost W. Cochran, a Managing Director of POEH and a founding partner of Post
Oak, serves on the Board of Directors of Earthstone (the "Board"). Solely for
purposes of Section 16 of the Exchange Act, the reporting persons may be deemed to be directors-by-deputization as a result of the service of Mr. Cochran on the
Board. For purposes of the exemption under Rule 16b-3 promulgated under the
Exchange Act, the Board approved the acquisition of any direct or indirect pecuniary interest in any and all shares of Class A Common Stock (including the shares of Class A Common Stock issuable upon conversion of the Series A
Preferred Stock) by the reporting persons as a result of or in connection with the transactions contemplated by the PIPE SPA.